MINING OPTION AGREEMENT OF WILSON CREEK

PROJECT, ARIZONA

THIS AGREEMENT dated for reference the 20th day of September, 2007

AMONG:

Wave Uranium, a company duly incorporated pursuant to the laws of the State of Nevada, and having a mailing address of 5348 Vegas Drive, Las Vegas, Nevada 89108. (facsimile (604) 677-6172).

(hereinafter referred to as “Wave Uranium”)

        OF THE FIRST PART

AND:

Handley Minerals, Inc., a company duly incorporated pursuant to the laws of the State of Nevada, and having a mailing address of 630 E. Plumb Lane Reno, Nevada 89502 (facsimile: (604) 926-0466).

(hereinafter referred to as “Vendor”)

        OF THE SECOND PART

WHEREAS:

(A)

The Vendor holds a one hundred percent (100%) undivided interest in the Wilson Creek project consisting of ten claims situated in the county of Gila, State of Arizona.  The Vendor’s respective legal description and location of these mining claims (hereinafter referred to as the “Property”) are more particularly described in Exhibit “A” attached hereto; and,

(B)

The Vendor has agreed to grant to Wave Uranium an exclusive option to acquire all of the Vendor’ right, title and interest in and to the Property, subject to the terms and conditions hereafter set out;

NOW THEREFORE, THIS AGREEMENT WITNESSES that for and in consideration of such good and valuable consideration now paid by Wave Uranium to the Vendor, the receipt and sufficiency whereof is hereby acknowledged by the Vendor, the parties agree as follows:

ARTICLE 1  -  INTERPRETATION

1.1

Interpretation

In this Agreement, unless otherwise provided:

(a)

“Associated Company” means:

(i)

any corporation which owns directly or through any other means not less than thirty percent (30%) of the outstanding capital stock of a party hereto,

(ii)

any corporation of which a party hereto owns directly or indirectly or through any other means not less than thirty percent (30%) of the outstanding capital stock, and

(iii)

any corporation of which either of the corporations referred to in paragraphs (i) and (ii) owns directly or through any other means not less than thirty percent (30%) of the outstanding capital stock;

(b)

“Business Day” means a day, other than a Saturday or a Sunday, on which banks in Las Vegas, Nevada are open to the public for the transaction of business;

(c)

“Commercial Production” means the operation of the Property or any portion thereof as a producing mine and the production of mineral products therefrom (excluding bilk sampling, pilot plans or test operations);

(d)

“Expenditures” means all expenses, obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly buy Wave Uranium from the date of execution of this Agreement in connection with the Property, including moneys expended in maintaining the Property in good standing and in applying for and securing all necessary leases or permits, moneys expended toward all taxes, fees and rentals, moneys expended in doing and filing assessment work, expenses paid for or incurred in connection with any program of surface of underground prospecting, exploring, geophysical, geochemical and geological surveying, mapping, diamond drilling and drifting, raising and other underground work, assaying and metallurgical testing and engineering, environmental studies, data preparation and analysis, costs of acquiring research materials, reports and data costs of paying the fees, wages, salaries, traveling, expenses, and fringe benefits (whether or not required by law) of all persons engaged directly in work with respect to and for the benefit of the Property, on paying for the food, lodging and other reasonable needs of such persons, and including a charge in lieu of overhead, management and other unallocable costs equal to ten (10%) percent of all such expenditures for contracts of less than US$100,000, and five (5%) percent for contracts of US$100,000 or more;

(e)

“Option” means the option to acquire all right, title and interest of the Vendor in and to the Property as provided in ARTICLE 3;

(f)

“Property” means the mining claims described in Exhibit “A” hereto, and shall include any renewal thereof and any other form of successor or substitute title therefor and shall also include all data, reports and geological information in the possession of the Vendors; and

(g)

“Royalty” means the royalty as described in Section 3.4.

1.2

Currency

All dollar amounts expressed herein shall be currency of the United States of America.

1.3

Schedules

Exhibit

Description

A

Description of Property

B

NSR Royalty

C

Yellow Cake Royalty

ARTICLE 2  -  REPRESENTATIONS AND WARRANTIES

2.1

Mutual Representations and Warranties

Each of Wave Uranium and Vendor represents and warrants to one another and the other parties hereto that:

(a)

it is a body corporate duly incorporated or continued, organized and validly subsisting under the laws of its incorporating or continued jurisdiction; and,

(b)

it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement; and,

(c)

all corporate authorizations have been obtained for the execution of this Agreement and for the performance of its obligations hereunder; and,

(d)

no proceedings are pending for and it is unaware of any basis for the institution of any proceedings leading to its dissolution or winding-up.

2.2

Vendor’ Representations and Warranties

The Vendor represents and warrants to Wave Uranium that:

(a)

to the best of the Vendor’ knowledge, information and belief the mining claims comprising the Property are accurately described in Exhibit A, have been properly and legally staked, recorded and tagged, are presently in good standing under the laws of the jurisdiction in which they are located, and are free and clear of all liens, charges and encumbrances;

(b)

the Vendor has the exclusive right to enter into this Agreement and to dispose of an interest in the Property in accordance with the terms of this Agreement;

(c)

the Vendor is the legal and beneficial Vendor of the Property described in Exhibit A;

(d)

there is no adverse claim or challenge against or to the ownership of or title to any of the mining claims comprising the Property, nor to the knowledge of the Vendor is there any basis therefor or interest therein, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof, and no person other than the Vendor, pursuant to the provisions hereof, has any royalty or other interest whatsoever in production from any of the mining claims comprising the Property;

(e)

no proceedings are pending for and the Vendor is unaware of any basis for the institution of any proceedings leading to the placing of the Vendor into bankruptcy or subject to any other laws governing the affairs of insolvent persons;

(f)

to the best of the Vendor’ knowledge, information and belief, the Property and its existing and prior uses comply and have at all times complied with, and the Vendor is not in violation of, and has not violated, in connection with the ownership, use, maintenance or operation of the Property, any material applicable federal, provincial, municipal or local laws, regulations, orders or approvals relating to its operations on the Property and environmental or similar matters;

 (g)

there are no orders or directions relating to environmental or similar matters requiring any work, repairs, construction or capital expenditures with respect to the Property and the conduct of the business related thereto, nor has the Vendor received any notice of such;

(h)

no hazardous or toxic materials, substances, pollutants, contaminants or wastes have been released into the environment, or deposited, discharged, placed or disposed of at, on or near the Property as a result of the Vendor’s operations carried out on the Property, nor, to the best of the Vendor's knowledge, have any of the above occurred nor has the Property been used at any time by any person as a person as a landfill or waste disposal site;

(i)

no notices of any violation or apparent violation of any of the matters referred to in subparagraphs (g) and (h) relating to the Property or its use have been received by the Vendor; and,

(j)

There are no writs, injunctions, orders or judgments outstanding, no law suits, claims proceedings or investigations pending or threatened, relating to the use, maintenance or operation of the Property, whether related to environmental or similar matters, or otherwise, nor, to the knowledge of the Vendor, is there any basis for such law suits, claims, proceedings or investigations being instituted or filed.

2.3

Survival of Representations and Warranties

The representations and warranties contained in this ARTICLE are conditions on which the parties have relied in entering into this Agreement and shall survive the execution hereof and the acquisition of any interest in the Property by Wave Uranium hereunder and each party will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement.  A party may waive any of such representations, warranties, covenants, agreements or conditions in whole or in part at any time without prejudice of its right in respect of any other breach of the same or any other representation, warranty, covenant, agreement or condition.

ARTICLE 3  -  OPTION TO ACQUIRE THE PROPERTY

3.1

Grant of Option

Subject as hereinafter provided, the Vendor hereby grant to Wave Uranium the sole and exclusive right and option to acquire an undivided 100% right, title and interest in and to the Property free and clear of all charges, encumbrances and claims.

3.2

Initial Payment

Within ten days of the execution of this Agreement, in consideration of the Option, Wave Uranium shall pay to the Vendor, via certified check, bank draft or wire transfer, the sum of twenty five thousand dollars (US$25,000)  and 200,000 shares of restricted “Rule 144” common stock of Wave Uranium Holding (“Holding”), the public holding company  of Wave Uranium (“ the Initial Payment”).

Upon receipt of the Initial Payment, Vendor shall deliver to Wave Uranium a copy of all geologic reports, technical data and maps specific to the Property, and any other relevant information relating to the Property (collectively, the “Data”) in the possession of the Vendor.

Failure to make the Initial Payment or provide a copy of the Data shall constitute an irrevocable breach of this Agreement and render the provisions thereof null and void.

3.3

Remaining Property Payments

In order to keep the Option in good standing and complete its purchase of a 100% undivided interest in the Property, Wave Uranium shall make payments and issue shares of Holding to the Vendor and incur the following expenditures on or with respect to the Property according to the following schedule:

Payment Due Date

     Cash

Shares

September 1, 2008

             US$50,000

100,000

September 1, 2009

             US$50,000

100,000

September 1, 2010

US$50,000

100,000

September 1, 2011                  US$100,000

200,000

Wave Uranium shall have the right, but not the obligation to accelerate the payment, share issuances and Expenditures schedule outlined herein.  Any Expenditure incurred that are over and above that required to be made during a particular time period shall be carried forward and applied against the Expenditure required in the subsequent period(s).

3.4

Interest in Property & Royalty Interest

So long as Wave Uranium makes the payments (the “Payments”), issues the shares of Holding (“Issuance of Shares”) and incurs the Expenditures as described in ARTICLE 3, Sections 3.2, 3.3, and keeps the Property in good standing as provided in Section 3.7, Wave Uranium shall have a 100% right, title and interest in and to the Property (subject only to a 3% Net Smelter Returns royalty interest to the Vendor as more particularly described in Exhibit “B” attached hereto (the “NSR Royalty”) and or, is the case of uranium oxide, a 3% Yellow Cake royalty interest to the Vendor as more particularly described in Exhibit “C” attached hereto (the “Yellow Cake Royalty” and, together with the NSR Royalty, the “Royalty”) free and clear of all charges, encumbrances and claims.

Upon completion of the payments, the Issuance of Shares and the incurring of the Expenditures, Wave Uranium shall have earned a 100% undivided interest in the Property (subject to the Royalty), at which point, the Vendor shall immediately arrange for transfer of title to the Property into the name of Wave Uranium (or its designee / assignee) pursuant to Section 3.6 herein.

3.5

Right of Entry During the Option

Throughout the term of the Agreement, the Directors and Officers of Wave Uranium and its agents and contractors, shall have the sole and exclusive right in respect of the Property to:

(a)

enter thereon;

(b)

have exclusive and quiet possession thereof;

(c)

do such prospecting, exploration, development, drilling and/or other mining work thereon and thereunder as Wave Uranium in its sole discretion may determine advisable and including, without limitation the removal of ores, minerals and metals from the Property but only for the purpose of testing; and

(d)

bring upon and erect upon the Property buildings, plant, machinery and equipment as Wave Uranium may deem advisable, so long as such improvements are in compliance with applicable County, State, and Federal regulations.

3.6

Transfer of Property

Upon Wave Uranium fulfilling all of its obligations under this Agreement with respect to the Payments, Issuance of Shares and Expenditures, the Vendor Representative shall deliver to Wave Uranium any and all documents reasonably required to fully and legally transfer the Property in favor of Wave Uranium (including without limitation warranty deeds or other documentation as required), which Wave Uranium may record at its cost with the appropriate government office to effect legal transfer of the Property.

3.7

Obligations of Wave Uranium During the Option Period

During the term of this Option Agreement, Wave Uranium shall:

(a)

maintain in good standing the mining claims comprised in the Property by the payment of annual assessment fees, taxes and rentals, and the performance of all other actions which may be necessary in that regard and in order to keep such mining claims free and clear of all liens and other charges arising from Wave Uranium’s activities thereon, save and except for liens in respect of taxes not yet due, other inchoate liens and liens contested in good faith by Vendor and on behalf of and for cost of the Property;

(b)

permit the directors, officers, employees and designated consultants of the Vendor, at their own risk, access to the Property at all reasonable times, provided that the Vendor shall indemnify Wave Uranium against and save it harmless from all costs, claims, liabilities and expenses that Wave Uranium may incur or suffer as a result of any injury (including injury causing death) to any director, officer, employee or designated consultant of the Vendor while on the Property provided however that Wave Uranium will not be indemnified nor held harmless for any costs, claims, liabilities or expenses resulting from Wave Uranium’s negligence, gross negligence or misconduct;

(c)

deliver to the Vendor, on a regular basis, copies of all technical work carried out on the property (limited to factual matters only), including, but not limited to, up-to-date geological, sampling and drill hole location maps, drill logs, assays, copies of all permitting documents and other factual technical data describing the results of work done by Wave Uranium on the Property in the last completed option year;

(d)

do all work on the Property, including any reclamation work, in a careful and miner-like manner and in compliance with all applicable laws, rules, regulations, orders and ordinances of any governmental authority and will promptly carry out, at its own expense, environmental clean-up required by any state or federal regulatory body as a consequence of its exploration or mining activities carried out on the Property; and,

(e)

Indemnify and hold the Vendor harmless from any claims, demands, liabilities or laborer’s, mechanic’s or other liens arising out of Wave Uranium’s activities on the Property.

3.8

The Operator

During the term of the Option, Wave Uranium or its permitted assigns shall act as the operator of operations on the Property, and will conduct its operation on the Property at its sole discretion.

3.9

Termination of Option

Notwithstanding any other provisions contained in this Agreement, the parties hereto acknowledge that this Agreement is an option only and that Wave Uranium may terminate this Agreement at any time, so long as it is not in default of any of its obligations under this Agreement, by giving thirty (30) days notice to that effect to the Vendor, and, thirty (30) days after receipt of such notice by the Vendor, this Agreement shall be of no further force or effect, and Wave Uranium shall have no interest in the Property and shall have no further obligations hereunder, save and except that it shall:

 (a)

deliver to the Vendor within sixty (60) days of termination of this Agreement, a comprehensive report on all work carried out by Wave Uranium on the Property (limited to factual matters only) together with all drill core, assay pulps, copies of all maps, drilling logs, assay results, copies of all permitting documents and other factual technical data compiled by Wave Uranium with respect to the Property and not before furnished to the Vendor; and

(b)

upon notice from the Vendor, remove from the Property all temporary structures, plant, equipment, machinery, tools, appliances and supplies erected, installed or brought upon the Property by or on behalf of Wave Uranium, provided however, that the Vendor may dispose of any such temporary structures, plant, equipment, machinery, tools, appliances and supplies not removed from the Property within one hundred (100) days of receipt of such notice by Wave Uranium.

ARTICLE 4  -  RIGHT TO PURCHASE ROYALTY

4.1

Right to Purchase Royalty

Wave Uranium shall have the right to purchase one half (50%) of the Royalty from the Vendor at any time for a payment of US$1,000,000 to the Vendor.

ARTICLE 5  -  ASSIGNMENT

5.1

Assignment

(a)

The Vendor will not assign this Agreement during the term of the Option.

 (b)

Wave Uranium may:

(i)

assign this Agreement or any portion of its interest in the Property to an Associated Company or a third party provided that such Associated Company or third party first assumes and agrees to be bound by the terms of this Agreement;

(ii)

with the Vendor’ prior approval, which shall not be withheld without factual data demonstrating the assignee to be unqualified to fulfill Wave Uranium’s obligations under this Agreement or under felony indictment, assign this Agreement or any portion of its interest in the Property to a party other than an Associated Company or third party, provided that such assignee first assumes and agrees to be bound by the terms of this Agreement;

whereupon the Vendor agree that Wave Uranium shall be released and discharged from their obligations and liabilities under this Agreement, provided that Wave Uranium has fulfilled all such obligations and liabilities which have arisen during and as a result of their activities under this Agreement; prior to making such assignment, Wave Uranium shall first fulfill all obligations and commitments pursuant to Section 3.9.

ARTICLE 6  -  FORCE MAJEURE

6.1

Events

No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its control (except those caused by its own lack of funds) including, but not limited to: acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances; laws, rules and regulations or orders of any duly constituted court or governmental authority; or non-availability of materials or transportation (each an “Intervening Event”).

ARTICLE 7  -  CONFIDENTIAL INFORMATION

7.1

Confidential Information

Except as specifically otherwise provided for herein, all information obtained hereunder shall be the exclusive property of Wave Uranium and when delivered by Wave Uranium to the Vendor shall not be publicly disclosed or used by the Vendor other than for the activities contemplated hereunder, as required by law or by the rules and regulations of any regulatory authority having jurisdiction, or with the written consent of Wave Uranium, such consent not to be unreasonably withheld.

7.2

Consent  to  Disclosure

Consent to disclosure of information pursuant to Section 7.1 shall not be unreasonably withheld where the Vendor wish to disclose any such information to a third party for the purpose of selling its interest in the Property, provided that such third party gives its written undertaking to Wave Uranium that any such information not theretofore publicly disclosed shall be kept confidential and not disclosed to others.

7.3

Information in Public Domain

The provisions of this ARTICLE 7 do not apply to information that is or becomes part of the public domain other than through a breach of the terms hereof.

7.4

Request to Disclose

Where a request is made for permission to disclose confidential information hereunder, Wave Uranium shall reply thereto within three (3) Business Days after receipt of such request, failing which Wave Uranium shall be deemed to have consented to such disclosure in the limited circumstances specified in such request.

ARTICLE 8  -  JURISDICTION & ARBITRATION

8.1

Choice of Law

All matters arising out of this Agreement shall be determined and decided under the laws, regulations and rules of the State of Nevada.

8.2

Single Arbitrator

Any matter required or permitted to be referred to arbitration hereunder or in Exhibit B or Exhibit C will be determined by a single arbitrator to be appointed by the parties hereto.

8.3

Prior Notice

Any party may refer any such matter to arbitration by written notice to the other party and, within ten (10) days after receipt of such notice, the parties will agree on the appointment of an arbitrator.  No person will be appointed as an arbitrator hereunder unless such person agrees in writing to act.

8.4

No Agreement on the Arbitration

If the parties cannot agree on a single arbitrator as provided in Section 8.2, or if the person appointed is unwilling or unable to act, either party may submit the matter to arbitration before a single arbitrator in accordance with the laws governing arbitration within the State of Nevada, more specifically, the rules and regulations of the American Arbitration Association.

8.5

Conduct of Arbitration

Except as specifically provided in this ARTICLE 8, an arbitration hereunder shall be conducted in accordance with the rules and regulations of the American Arbitration Association.

The arbitrator shall fix a time and place within the jurisdiction in which the Property is located for the purpose of hearing the evidence and representations of the parties and he shall preside over the arbitration and determine all questions of procedure not provided for under such Act or this ARTICLE 8.

After hearing any evidence and representations that the parties may submit, the arbitrator shall make an award and reduce the same to writing and deliver one copy thereof to each of the parties.  The decision of the arbitrator will be made within forty-five (45) days after his appointment, subject to any reasonable delay due to unforeseen circumstances.  The expense of the arbitration shall be paid as specified in the award.

The award of the single arbitrator shall be final and binding upon each of the parties.

ARTICLE 9  -  DEFAULT AND TERMINATION

9.1

Default

If at any time during the term of the Agreement, Wave Uranium fails to perform any obligation required to be performed hereunder or is in breach of a warranty given herein, the Vendor may terminate this Agreement, but only if:

(a)

the Vendor shall have first given to Wave Uranium a notice of default containing particulars of the obligation which Wave Uranium has not performed, or the warranty breached; and,

(b)

Wave Uranium has not, within thirty (30) days following delivery of such notice of default, cured such default or, if it is not reasonably possible to cure the default within such thirty (30) days, commenced proceedings to cure such default by appropriate payment or performance (Wave Uranium hereby agreeing that should it so commence to cure any default it will prosecute the same to completion without undue delay).

Should Wave Uranium fail to comply with the provisions of sub-Section (b) above, the Vendor may thereafter terminate this Agreement, and the Vendor shall hold Wave Uranium liable for any obligations remaining as a result of this Agreement pursuant to Section 3.9.

ARTICLE 10  -  GENERAL

10.1

Time of the Essence

Time shall be of the essence of this Agreement.

10.2

Further Acts

Subject to the other Sections of this Agreement, each party shall make reasonable efforts in good faith, at the request of any other party, and at the expense of the requesting party, to execute and deliver any further documents and do all acts and things as that party may reasonably require in order to carry out the true intent and meaning of this Agreement.

10.3

No Partnership

Nothing in this Agreement or in the relationship of the parties hereto shall be construed as in any sense creating a partnership among the parties or as giving to any party any of the rights or subjecting any party to any of the creditors of the other parties.

10.4

Parties of Interest

This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

10.5

Governing Law

This Agreement shall be construed and governed exclusively by the regulations and rules of the state of Nevada, except where matters are expressed herein to be subject to arbitration, the laws of the United States of America applicable therein, and the Federal courts of the United States of America shall have exclusive jurisdiction to hear and determine all disputes arising hereunder.

Each of the parties hereto irrevocably attorneys to the jurisdiction of said courts and consents to the commencement of proceedings in such courts. This Section shall not be construed to affect the rights of a party to enforce a judgement or award outside the United States of America, including the right to record and enforce a judgement or award in any other jurisdiction or the jurisdiction in which the Property is situated.

10.6

Survival

Each party hereby agrees that all representations, warranties and other provisions contained in this Agreement shall forever survive the execution and delivery of this Agreement.

10.7

Severability

The invalidity or unenforceability of any provision in this Agreement shall not affect the validity or enforceability of any other provision or part of this Agreement, and the parties hereby undertake to re-negotiate in good faith any such invalid or unenforceable provision, with a view to concluding valid and enforceable arrangements as nearly as possible the same as those contained in this Agreement.

10.8

Entire Agreement

The provisions contained in this Agreement constitute the entire agreement between the parties with respect to the subject matter and supersede all prior communications, proposals, representations and agreements, whether oral or written, with respect to the subject matter of this Agreement.

10.9

Notices

All notices, demands and payments under this Agreement must be in writing and sent by certified mail, or may be delivered personally or by facsimile transmission to the addresses as first written above, or such other addresses as may from time to time be notified in writing by the parties followed by the mailing of such notice by certified mail.

10.10

Independent Legal Advice

The other parties to this Agreement acknowledge and agree that Wave Uranium and its legal counsel have given them the opportunity to seek, and have recommended that such parties obtain, independent legal advice with respect to the subject matter of this Agreement and that Wave Uranium’s legal counsel is not protecting the other parties’ interests and, further, each of the other parties hereby represent and warrant to Wave Uranium and Wave Uranium’s legal counsel that such other party has sought independent legal advice or waives such advice.

10.11

Waiver

Failure by any party hereto to insist in any instance upon the strict performance of any one of the covenants contained herein shall not be construed as a waiver or relinquishment of such covenant.  No waiver by any party hereto of any such covenant shall be deemed to have been made unless expressed in writing and signed by the waiving party.

10.12

Amendments

No term or provision hereof may be amended except by an instrument in writing signed by all of the parties to this Agreement.

10.13

Counterparts

This Agreement may be executed in several counterparts (including by fax), each of which when so executed shall be deemed to be an original and shall have the same force and effect as an original and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the corporate seals of the Vendor and Wave Uranium have been hereunto affixed in the presence of its duly authorized officers in that behalf;

WAVE URANIUM

________________________________

Christopher J. LeClere

CFO

STATE OF NH

)

)  ss.

COUNTY OF STAFFORD

)

On this ___ day of September, 2007, personally appeared before me, a notary public, Christopher J. LeClere, who acknowledged that he had executed the above instrument.

________________________________

Notary Public in and for said state

( S E A L )

Agreed to and accepted by the undersigned on this ____ day of September, 2007:

HANDLEY MINERALS, INC.

E. Clive Ashworth

President

STATE OF ____________

)

)  ss.

COUNTY OF ___________

)

On this, the  ___ day of September, 2007, before me, the undersigned Notary Public, personally appeared E. Clive Ashworth, the President of Handley Minerals, Inc., a Nevada company, known to me to the be person whose name is subscribed to the foregoing instrument and acknowledged that he/she executed the same on behalf of the company for the purposes therein contained.

________________________________

Notary Public in and for said state

( S E A L )

EXHIBIT A

To an Agreement dated the _______ day of September, 2007 between

Wave Uranium

and Handley Minerals, Inc.

DESCRIPTION OF PROPERTY

AMC Number	Claim/Site Name	County Recorder Data	TWP	RNG	SEC
381239	WLC #1	2007-004724	8N	14E	36
381240	WLC #2	2007-004725	8N	14E	36
381241	WLC #3	2007-004726	8N	14E	36
381242	WLC #4	2007-004727	8N	14E	36
381243	WLC #5	2007-004728	8N	15E	31
381244	WLC #6	2007-004729	8N	15E	31
381245	WLC #7	2007-004730	8N	15E	31
381246	WLC #8	2007-004731	8N	15E	31
381247	WLC #9	2007-004732	8N	15E	31
381248	WLC #10	2007-004733	8N	15E	31

EXHIBIT B

To an Agreement dated the 20th day of September, 2007 between

Wave Uranium

and Handley Minerals, Inc.

NSR ROYALTY

1.

Interpretation

Where used herein:

(a)

“Agreement” shall mean the above-referenced agreement, including any amendments thereto or renewals or extensions thereof;

(b)

“Property” shall mean the Property as defined in the Agreement;

(c)

“Fiscal Period” shall mean each calendar year or other period of twelve consecutive months adopted for tax purposes by Wave Uranium during the term of the Agreement;

(d)

“NSR Royalty” shall mean two percent (3%) of Net Smelter Returns; and

(e)

All other defined terms used in this Exhibit B which are not defined herein have the meanings ascribed thereto in the Agreement.

2.

Net Smelter Returns

“Net Smelter Returns” shall mean the actual proceeds received from any mint, smelter, refinery or other purchaser for the sale of ores, metals (including bullion) or concentrates produced from the Property (collectively “Product”) and sold or proceeds received from an insurer in respect of such ores, metals or concentrates, after deducting from such proceeds the following charges to the extent that they were not deducted by the purchaser in computing payments:

(a)

smelting and refining charges;

(b)

penalties, smelter assay costs and umpire assay costs;

(c)

cost of freight and handling of ores, metals or concentrates from the Property to any mint, smelter, refinery, or other purchaser;

(d)

marketing costs;

(e)

costs of insurance on all such ores, metals or concentrates; and,

(e)

customs duties, severance tax, royalties, ad valorem or mineral taxes or the like and export and import taxes or tariffs payable in respect of said ores, metals or concentrates.

3.

Payment

The NSR Royalty shall be:

(a)

calculated and paid to Vendor on a quarterly basis within forty-five (45) days after the end of each fiscal quarter in respect of the actual proceeds received in such fiscal quarter; and,

(b)

each payment to Vendor hereunder shall be accompanied by an unaudited statement indicating the calculation of the Royalty Interest hereunder and  Vendor shall receive, within three (3) months of the end of each Fiscal Period, a summary unaudited statement of the calculation of the Royalty Interest for the last completed Fiscal Period.

Vendor shall have forty-five (45) days from the time of receipt of the summary statement to question the accuracy thereof in writing and, failing such objection, the summary statement shall be deemed to be correct and unimpeachable thereafter.  If the summary statement is questioned by Vendor. Vendor will have twelve (12) months from the time of receipt of the summary statement to have such audited. The audited results will be final and determinative of the calculation of the Royalty Interest for the audited period and will be binding on Wave Uranium, and Vendor shall be entitled to examine, on reasonable notice and during normal business hours, such books and records as are reasonably necessary to verify the payment of the Royalty Interest to it from time to time.

4.

Purchase of Royalty

One half (50%) of the Royalty may be purchased from Vendor by Wave Uranium as set forth in the Agreement.

5.

Segregation of Property

The determination of the NSR Royalty hereunder is based on the premise that production will be developed solely on the Property.  If other properties are incorporated in a single mining project and metals, ores or concentrates pertaining to each are not readily segregated on a practical or equitable basis, the allocation of actual proceeds received and deductions therefrom shall be negotiated between the parties and, if the parties fail to agree on such allocation, shall be referred to arbitration pursuant to ARTICLE 8 of the Agreement.

The arbitrator shall have reference first to the Agreement and this Exhibit B, and then, if necessary, to practices used in mining operations that are of a similar nature.  The arbitrator shall be entitled to retain such independent mining consultants as he considers necessary.  The decision of the arbitrator shall be final and binding on the parties hereto.

6.

Non-Arm’s Length Sale of Product

For the purposes of calculating the amount of Royalty Interest payable to Vendor hereunder, if, after the date of commencement of Commercial Production, Wave Uranium sells any Product to a subsidiary or affiliate and if the sale price of such product is not negotiated on an arm’s length basis, Wave Uranium shall, for the purposes of calculating the NSR Royalty and notwithstanding the actual amount of such sale price, add to the proceeds from the sale of such Product an amount, if any, which would be sufficient to make such sale price represent a reasonable net sale price for such Product as if negotiated at arm’s length and after taking into account all pertinent circumstances (including, without limitation, the then current market conditions relating to ore, concentrates or other materials or products similar to the Product).  Wave Uranium shall notify the Vendor of the quantum of such reasonable net sale price and if Vendor does not object thereto within sixty (60) days after receipt of such notice, such quantum shall be final and binding for the purposes of this Exhibit.  If Vendor objects to such stated reasonable net sale price, the matter will be referred to arbitration pursuant to ARTICLE 8 of the Agreement.

EXHIBIT C

To an Agreement dated the 20th day of September, 2007 between

Wave Uranium

and Handley Minerals, Inc.

YELLOW CAKE ROYALTY

All defined terms used in this Exhibit C which are not defined herein have the meanings ascribed thereto in the Agreement.

Excepting and reserving unto the Vendor, a royalty (the “Yellow Cake Royalty”) equal to three percent (3%) of the proceeds from the sale or other disposition of all uranium oxide (commonly called “Yellow Cake”), received from any purchaser of any Yellow Cake derived from the ore mined from the Property after deducting therefrom all charges and penalties (imposed by the purchaser) and the cost of transportation to any processing facility after creation of Yellow Cake, insurance premiums, sampling and assaying charges incurred after the Yellow Cake concentrates have left the concentrator and all appropriate sales taxes.  If minerals other than uranium oxide are mined and sold from the Property, the Yellow Cake Royalty provided herein shall likewise apply to such minerals and shall be calculated as set forth above based on payment received from a purchaser after the creation of a concentrate or otherwise marketable product.  In no case shall the cost of mining, transportation or concentrating costs prior to the creation of the first marketable produced by deduced from the selling price in the calculation of the Yellow Cake Royalty.  If any portion of the Yellow Cake or other minerals extracted and derived from the ore mined from the Property are sold to a purchaser owned or controlled by Wave Uranium or treated by a facility owned or controlled by Wave Uranium, the actual proceeds received shall be deemed to be an amount equal to what could be obtained from a purchaser or facility not so owned or controlled by Wave Uranium after deduction therefrom a charge equal to the transportation cost which would have been incurred had the material been transported to such third party.

The Yellow Cake Royalty reserved herein shall be subject to the following:

1.

Payment of Yellow Cake Royalty

a.

Frequency of Payment of Yellow Cake Royalty.  Payment of the Yellow Cake Royalty hereunder shall be due and payable within thirty (30) business days after the sale of proceeds are received from any purchaser of Yellow Cake or other minerals mined from the Property.

b.

Method of Making Payments.  All payments required hereunder may be mailed or delivered to any single depository as the Vendor may instruct.  If Wave Uranium makes a payment or payments of account of the Yellow Cake Royalty in accordance with the provisions of this instrument, it will have no further responsibility for distribution of the Yellow Cake Royalty.  All charges of the agent, trustee or depository will be borne solely by the parties receiving payments of the Yellow Cake Royalty.  The delivery or the deposit in the mail of any payment hereunder on or before the due date thereof shall be deemed timely payment hereunder.

2.

Records and Reports.

a.

Records, Inspection and Audit.  Within ninety (90) days following the end of each calendar, commencing with the year in which the claims are brought into Commercial Production, Wave Uranium shall deliver to the Vendor a statement of the Yellow Cake Royalty paid for said calendar year.  The Vendor shall have the right within a period of three (3) months from receipt of such statements to inspect Wave Uranium’s books and records relating thereto and to conduct an independent audit of such books and records at its own cost and expense.

b.

Objections.  If the Vendor does not request an inspection of Wave Uranium’s books and records during the three-month period referred to in the preceding paragraph, all payments of the Yellow Cake Royalty for the annual period will be considered final and in full satisfaction of all obligations of Wave Uranium with respect thereto.  If the Vendor disputes any calculation of the Yellow Cake Royalty, the Vendor shall deliver to Wave Uranium a written notice (the “Objection Notice”) describing and setting forth a specific objection within sixty (60) days after receipt by the Vendor of the final statement.  If such audit determines that there has been a deficiency or an excess in the payment made to the Vendor, such deficiency or excess will be resolved by adjusting the next payment due hereunder.  The Vendor swill pay all the costs and expenses of such audit unless a deficiency of five (5%) percent or more of the amount due is determined to exist.  Wave Uranium will pay the costs and expenses of such audit if a deficiency of five (5%) percent, or more of the amount due is determined to exist.  All books and records used and kept by Wave Uranium to calculate the Yellow Cake Royalty due hereunder will be kept in accordance with generally accepted accounting principles.

c.

Evidence of Maintenance of the Property.  Wave Uranium shall deliver to the Vendor, not later than the date two weeks prior to the date for the payment of annual claim maintenance fees (currently September 1), evidence that the fee has been timely paid.

3.

Increment

The Yellow Cake Royalty reserved herein shall run with the land and be binding on all subsequent owners of the Property, including any amendments, relocations, patents of the same or additional or alternative rights to mine as may be conferred by any changes in the mineral laws of the United States.

4.

Assignment by the Vendor

The Vendor may transfer, pledge, mortgage, charge or otherwise encumber all or any part of its right, title and interest in and to its Yellow Cake Royalty reserved hereunder, provided, however, that Wave Uranium shall be under no obligation to make its payments hereunder to such assignee, transferee, pledge or other third party until Wave Uranium‘s receipt of notice concerning the assignment or transfer.